EXHIBIT 21

The following are the registrant's subsidiaries, other than subsidiaries that, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary:


    Name                                       Jurisdiction
     of                                            of
 Subsidiary                                   Incorporation
 ----------                                   -------------

UTV of San Francisco, Inc.                     California

UTV of San Antonio, Inc.                         Texas

UTV of Baltimore, Inc.                          Delaware

United Television Sales, Inc.                   Delaware

UTV of Orlando, Inc.                            Delaware